         Exhibit 99.1

Spherix Issues Corporate Update

Management Launches Its Patent Monetization Strategy

TYSONS CORNER, VA--(Marketwired – September 24, 2013) - Spherix Incorporated (NASDAQ: SPEX) -- an intellectual property development company, today provided a corporate update to its recent activities.

Spherix CEO Anthony Hayes commented “Spherix is continuing our progression to full monetization of our suite of over 230 patents, as exhibited by our most recent claims against TMobile, Uniden and VTech.”

As previously announced, Spherix’s complaint against T-Mobile claims infringement by T-Mobile of United States Patent No. 5,719,584 entitled "System and Method for Determining the Geolocation of a Transmitter" ("‘584 Patent").  This technology relates to the geolocation of cells phones on the T-Mobile cell phone network.  According to public filings, T-Mobile provides service to approximately 34 million customers through its network.  Spherix CEO Hayes added “We continue to examine the ‘584 Patent and have identified other parties whom we believe may also infringing on this same patent.  We will continue to strongly defend our intellectual property when it comes to those using our assets without a license.”

Further, Spherix continues to identify new parties that it believes are infringing the 224 patents Spherix acquired in its previously announced merger with North South Holdings Inc.  The North South patents include patents in key areas such as wireless communications, satellite, solar and radio frequency and pharmaceutical technology.

In July 2013 Spherix announced that it had entered into a definitive agreement to acquire a suite of patents from Rockstar Consortium, the owner of the world famous Nortel Networks patent portfolio of over 4,000 patents, for consideration including an equity stake in the company.  Spherix has since closed on this agreement and has filed two claims against the largest manufacturers of cordless telephony, Uniden and VTech.  In identifying both Uniden and VTech, Spherix has noted that V-Tech has approximately $2.0 billion in U.S. cordless phone revenue and, together with Uniden, controls approximately 75% of the U.S. cordless phone market share.

Spherix has retained the law firm of Skiermont Puckett LLP to lead the commercialization effort of this patent portfolio and identify additional infringers. The attorneys at Skiermont Puckett are nationally known trial attorneys who specialize in litigating patent infringement and complex business cases. Leading the team of lawyers representing Spherix will be the firm's co-founder Paul Skiermont. Mr. Skiermont has successfully represented both plaintiffs and defendants in patent litigation cases, and has represented patent holders against some of the largest Fortune 500 companies.

Spherix continues to identify new patent portfolios that management believes will complement its existing IP and that the company plans to monetize for its shareholders.  CEO Anthony Hayes noted, “With the closing of the North South merger and the exciting portfolio acquired from Rockstar, the company is closer to its realization as a full IP monetization firm that enforces and licenses its assets.”

About Spherix

Spherix Incorporated was launched in 1967 as a scientific research company. Spherix presently offers a diversified commercialization platform for protected technologies. The company continues to work on life sciences and drug development and presently is exploring opportunities in nutritional supplement products relying on its D-Tagatose natural sweetener as a GRAS ingredient. Spherix is committed to advancing innovation by active participation in all areas of the patent market. Spherix draws on portfolios of pioneering technology patents to partner with and support product innovation. Through its recently announced acquisition of several hundred patents issued to Harris Corporation Spherix intends to expand its activities in wireless communications and telecommunication sectors including antenna technology, Wi-Fi, base station functionality, and cellular.

Forward Looking Statements

Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company's filings with the Securities and Exchange Commission (the "SEC"), not limited to Risk Factors relating to its patent business contained therein. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Contact:

Investor Relations

Phone: (703) 992-9325

Email: info@spherix.com